Exhibit 99.2

B. Riley Financial Closes Offering of $316.25 Million Senior Notes Due 2028 including Full Exercise of Underwriters’ Option

LOS ANGELES — August 6, 2021 — B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley” or the “Company”) today announced that it has closed an underwritten registered public offering of 5.25% senior notes due 2028 in an aggregate principal amount of approximately $316.25 million, which included approximately $41.25 million of notes issued pursuant to the exercise by the underwriters of their option to purchase additional notes.

B. Riley Financial and this issuance of notes both received an investment grade rating of BBB+ from Egan-Jones Ratings Company, an independent, unaffiliated rating agency. The notes are expected to begin trading on NASDAQ under the symbol “RILYZ” following the closing date of this offering.

The offering resulted in net proceeds of approximately $306 million after deducting underwriting discounts and commissions, but before expenses. The Company expects to use the net proceeds from the sale of the notes for general corporate purposes, including funding future acquisitions and investments, repaying indebtedness (including redeeming all of our existing 7.375% Senior Notes due 2023), making capital expenditures and funding working capital.

B. Riley Securities, Janney Montgomery Scott, Ladenburg Thalmann, William Blair and InspereX acted as book-running managers for this offering. EF Hutton, division of Benchmark Investments, LLC acted as lead manager for this offering. Aegis Capital Corp., Boenning & Scattergood, Huntington Capital Markets, Maxim Group LLC, Newbridge Securities Corporation and Wedbush Securities acted as co-managers.

The NBD Group acted as legal counsel to the Company. Duane Morris LLP acted as legal counsel to the underwriters.

The notes were offered under the Company’s shelf registration statement on Form S-3ASR, which was automatically effective upon filing with the Securities and Exchange Commission (“SEC”) on January 28, 2021. The offering of these notes was made only by means of a prospectus supplement and accompanying base prospectus, which was filed with the SEC.

Copies of the prospectus supplement and the accompanying base prospectus may be obtained on the SEC’s website at www.sec.gov, or by contacting B. Riley Securities by phone at (703) 312-9580, or by emailing prospectuses@brileyfin.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About B. Riley Financial

B. Riley Financial provides collaborative solutions tailored to fit the capital raising and business advisory needs of its clients and partners. B. Riley operates through several subsidiaries that offer a diverse range of complementary end-to-end capabilities spanning investment banking and institutional brokerage, private wealth and investment management, financial consulting, corporate restructuring, operations management, risk and compliance, due diligence, forensic accounting, litigation support, appraisal and valuation, auction and liquidation services.

B. Riley Financial, Inc. | www.brileyfin.com | NASDAQ:¬ RILY

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward looking statements include, but are not limited to, statements regarding the terms and conditions and timing of the senior notes offering and the intended use of proceeds. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Factors that could cause actual results to differ include (without limitation) the possibility that the notes offering will not be consummated at the expected time, on the expected terms, or at all; and those risks described from time to time in B. Riley’s periodic filings with the SEC, including, without limitation, the risks described in B. Riley’s Annual Report on Form 10-K for the year ended December 31, 2020 and B. Riley’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley undertakes no duty to update this information.

Contacts

Investors

Mike Frank

ir@brileyfin.com

(212) 409-2424

Media

Jo Anne McCusker

jmccusker@brileyfin.com

(646) 885-5425

Source: B. Riley Financial, Inc.

B. Riley Financial, Inc. | www.brileyfin.com | NASDAQ:¬ RILY